                                                Filed pursuant to Rule 424(b)(3)
                                                File No. [TO BE SUPPLIED]


                  1999 BROADWAY ASSOCIATES LIMITED PARTNERSHIP

                       Supplement Dated November 21, 1997
            To Proxy Statement and Prospectus Dated October 30, 1997


The purpose of this Supplement is to supply updated information with respect to the Office Tower. Capitalized terms used herein shall have the meanings ascribed to them in the Proxy Statement and Prospectus.

Based on leases currently in place and without giving effect to the renewal of leases scheduled to expire, the base rental scheduled to be received in 1998 on leases at the Office Tower will aggregate $7,085,000.

In addition, the Operating Partnership has agreed in principle, subject to the execution of a definitive agreement, to lease an additional 34,000 square feet of space at the Office Tower at a base rental for 1998 of $14.50 per square foot. Assuming this lease is executed, the occupancy rate as of January 1, 1998 will be approximately 94%.

The following chart sets forth certain information concerning lease expirations (assuming no renewals) for the Office Tower:

                                                        Annualized         Percentage
                       Number of       Aggregate sq/ft. Rental for          of Total
                       Tenants whose     Covered by       Leases           Annualized
                       Leases Expire   Expiring Leases  Expiring (1)        Rental (1)

       1998                 4             6,161            $79,309             1.11%

       1999                 8            54,578            614,328             8.42%

       2000                 9           139,176          1,821,066            25.72%

       2001                 5            39,345            568,297            10.62%

       2002                 9            40,824            543,410            11.10%

       2003                 2            56,311            966,483            21.05%

       2004                 4           112,150          1,642,696            44.79%

       2005                 0                 0                  0             0%

       2006                 0                 0                  0             0%


       2007                 0                 0                  0             0%

       2008                 2           114,185          1,942,985           100%


----------------

(1) Based on actual base rent plus increases from various escalation provisions of the leases in place. The chart does not include square feet or rental revenue related to the proposed lease for 34,000 square feet referred to above.

1999 Broadway Associates Limited Partnership
Supplement Dated November 21, 1997
Page 2

As disclosed in the Third Quarter Form 10-QSB filed with the Securities and Exchange Commission, average occupancy for the nine months ended September 30, 1997 was 70%. Unaudited operating expenses for the Partnership (excluding depreciation and amortization) during the same period were as follows:

                                                              For the Nine Months ended
                                                                     September 30, 1997
Expenses                                                                    (unaudited)


Real estate taxes                                                              $488,000

Payroll and payroll expense reimbursements                                      475,000

Operating expenses                                                              363,000

Repairs and maintenance                                                         532,000

Utilities                                                                       543,000

Management and other fees                                                       418,000

General and administrative costs                                                228,000

Insurance                                                                        71,000

Total operating expenses                                                     $3,118,000
  (excluding depreciation and amortization)



Except for $172,000 relating to partnership management and administration costs, all expenses relate to the Operating Partnership.

Operating expense reimbursements billed to tenants for the nine months ended September 30, 1997 were $229,000 and were included in Rental Income on the Consolidated Statement of Operations in the Third Quarter Form 10-QSB. Other income reported on the Consolidated Statement of Operations in the Third Quarter Form 10-QSB included $232,000 of garage revenue for the same period.